SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15 (d) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): August 22, 2000

                              THE AES CORPORATION
             (exact name of registrant as specified in its charter)


        DELAWARE                    333-15487                   54-1163725
(State of Incorporation)      (Commission File No.)           (IRS Employer
                                                            Identification No.)


                       1001 North 19th Street, Suite 2000
                           Arlington, Virginia 22209

          (Address of principal executive offices, including zip code)

              Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE
         (Former Name or Former Address, if changed since last report)

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Item 5. Other Events

     On August 29, 2000 a subsidiary of the Company completed the acquisition of a 59% stake in the 1,000 MW hydroelectric facility of Hidroelectrica Alicura S.A. ("Alicura") in Argentina from Southern Energy, Inc. ("SEI") for $205 million in cash and assumed debt. Alicura owns the concession to operate a 1,000 MW peaking hydro-facility located in the province of Neuquen, Argentina. As part of this transaction, AES also acquired from SEI a 100% stake in Operadora de Argentina S.A. , the company that provides the operations and maintenance services to Alicura under a long term contract.

     The New York State Department of Environmental Conservation ("DEC") issued a Notice of Violation ("NOV") to New York State Electric & Gas ("NYSEG") for violations of the Clean Air Act and the Environmental Conservation Law at the Greenidge and Westover plants (the "Plants") related to activity at those Plants prior to their acquisition from NYSEG by certain subsidiaries of the Company. This NOV was issued as part of an industry-wide investigation of coal-fired electric power generators to determine compliance with environmental requirements under the Clean Air Act associated with repairs, maintenance, modifications and operational changes made to the Plants over the years. Pursuant to the agreement relating to the acquisition of the Plants from NYSEG, certain of the Company's subsidiaries agreed to assume responsibility for environmental liabilities that arose while NYSEG owned the Plants. The Company believes that its subsidiaries have meritorious defenses to any actions asserted against them and expects that they will defend themselves vigorously against the allegations. The NOV issued by the DEC, and any additional enforcement action that might be brought by the New York State Attorney General, the DEC or the U.S. Environmental Protection Agency, against the Somerset, Cayuga, Greenidge or Westover Plants, might result in the imposition of penalties and might require further emission reductions at these Plants.

     As a result of the current shortage of electricity in California, the generating facilities of one of our subsidiaries ("AES Southland") have operated at substantially higher than expected capacity factors for most of 2000. If AES Southland maintains this level of generation for the remainder of the year, it would expect to deplete its current annual inventory of nitrogen oxide ("NOx") air emission allocations sometime during the late third or early fourth quarter of 2000. This would impact AES Southland's ability to run until its new allowances are received in January 2001. AES Southland could choose not to run these facilities once its current supply of NOx allocations is depleted. However, southern California has experienced shortages of electricity. If AES Southland decides to continue to operate these facilities to help meet this shortage and it is unable to purchase additional NOx emission trading credits, it could receive a notice of violation from the South Coast Air Quality Management District ("SCAQMD") for violation of its rules. AES Southland could contest this notice of violation through the California state court system. However, if unsuccessful, the notice of violation could result in the imposition of fines, penalties and the requirement to install pollution control equipment. AES Southland is currently in discussions with SCAQMD about this situation to determine a mutually agreeable resolution; however, no assurance can be given that an acceptable resolution will be negotiated or that AES Southland will not incur substantially increased operating or capital costs.

     On August 22, 2000, as part of wide ranging investigation into wholesale electricity prices in California, all electric generating facilities in the state, including the Company and its subsidiaries, were served with requests for production of documents from the California Public Utilities Commission ("CPUC") requesting information about their facilities generating and bidding behavior. The Company is responding to the CPUC's document request.

     In addition, on August 31, 2000, the AES Corporation (the "Registrant") issued the press release attached as Exhibit 1 to this report and incorporated herein by reference.


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           THE AES CORPORATION


Date: September 1, 2000                    By /s/ William Luraschi
                                             ------------------------
                                                  William Luraschi
                                                  (signing officer)


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